Filed Pursuant to Rule 433

Registration No. 333-173006

GILEAD SCIENCES, INC.

PRICING TERM SHEET

Dated December 6, 2011

Issuer:	Gilead Sciences, Inc.

Ratings:*	Baa1/A- (Moody’s / S&P)

Title of Securities:	2.40% Senior Notes due 2014 (the “2014 Notes”) 3.05% Senior Notes due 2016 (the “2016 Notes”) 4.40% Senior Notes due 2021 (the “2021 Notes”) 5.65% Senior Notes due 2041 (the “2041 Notes”)

Principal Amount:	2014 Notes: $750,000,000 2016 Notes: $700,000,000 2021 Notes: $1,250,000,000 2041 Notes: $1,000,000,000

Trade Date:	December 6, 2011

Original Issue Date (Settlement Date):	December 13, 2011 (T+5)

Maturity Date:	2014 Notes: December 1, 2014 2016 Notes: December 1, 2016 2021 Notes: December 1, 2021 2041 Notes: December 1, 2041

Interest Rate:	2014 Notes: 2.40% 2016 Notes: 3.05% 2021 Notes: 4.40% 2041 Notes: 5.65%

Price to Public:	2014 Notes: 99.875% 2016 Notes: 99.836% 2021 Notes: 99.770% 2041 Notes: 99.773%

Yield to Maturity:	2014 Notes: 2.444% 2016 Notes: 3.086% 2021 Notes: 4.429% 2041 Notes: 5.666%

Spread to Benchmark Treasury:	2014 Notes: 205 basis points 2016 Notes: 215 basis points 2021 Notes: 235 basis points 2041 Notes: 260 basis points

Benchmark Treasury:	2014 Notes: 0.375% due November 15, 2014 2016 Notes: 0.875% due November 30, 2016 2021 Notes: 2.000% due November 15, 2021 2041 Notes: 3.750 % due August 15, 2041

Benchmark Treasury Price /Yield:	2014 Notes: 99-30 1/4 / 0.394% 2016 Notes: 99-22+ / 0.936% 2021 Notes: 99-09+ / 2.079% 2041 Notes: 113-08+ / 3.066%

Interest Payment Dates:	June 1 and December 1, commencing June 1, 2012

Make-Whole Call:

2014 Notes: At any time at a discount rate of

                     Treasury plus 35 basis points;

2016 Notes: At any time at a discount rate of

                     Treasury plus 35 basis points;

2021 Notes: At any time prior to September 1, 2021 at a discount rate of

                     Treasury plus 40 basis points;

2041 Notes: At any time prior to June 1, 2041 at a discount rate of

                     Treasury plus 40 basis points

Par Call:	2014 Notes: none 2016 Notes: none 2021 Notes: On or after September 1, 2021 2041 Notes: On or after June 1, 2041

CUSIP / ISIN:	2014 Notes: 375558 AR4 / US375558AR43 2016 Notes: 375558 AT0 / US375558AT09 2021 Notes: 375558 AU7 / US375558AU71 2041 Notes: 375558 AS2 / US375558AS26

Joint Book-Running Managers:

2014 Notes and 2016 Notes:

Barclays Capital Inc.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

RBC Capital Markets, LLC

Wells Fargo Securities, LLC

2021 Notes and 2041 Notes:

Barclays Capital Inc.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

Co-Managers:

Goldman, Sachs & Co. (2014 Notes and 2016 Notes)

J.P. Morgan Securities LLC (2014 Notes and 2016 Notes)

RBC Capital Markets, LLC (2021 Notes and 2041 Notes)

Wells Fargo Securities, LLC (2021 Notes and 2041 Notes)

HSBC Securities (USA) Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

SMBC Nikko Capital Markets Limited

U.S. Bancorp Investments, Inc.

Additional Disclosure:	The weighted average rates used to calculate interest expense in the unaudited pro forma condensed combined financial statement of income on pages S-12 and S-13 of the preliminary prospectus supplement would have been 3.25% for the nine months ended September 30, 2011 and 3.04% for the year ended December 31, 2010 after giving effect to the actual coupon rates of the 2014 Notes, the 2016 Notes, the 2021 Notes and the 2041 Notes.

*Note: a securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or e-mail dg.prospectus_requests@baml.com or call Barclays Capital Inc. toll-free at 1-888-603-5847 or email barclaysprospectus@broadridge.com.

This Pricing term sheet supplements the Preliminary Prospectus Supplement issued by Gilead Sciences, Inc. on December 6, 2011 relating to its Prospectus dated March 23, 2011.